EXHIBIT 99.1
Media Contact:
Evelyn Mitchell
Regions Bank
205-264-4551
www.regionsbanknews.com
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Timothy Vines and John Turner Appointed to the Regions Board of Directors

BIRMINGHAM, Ala. - June 19, 2018 - Regions Financial Corp. (NYSE:RF) today announced Timothy Vines and John Turner have been appointed to the boards of Regions Financial Corporation and its subsidiary, Regions Bank, effective July 2. Vines will serve on the Compensation and Human Resources Committee and the Audit Committee of the board.

Vines is President and Chief Executive Officer of Blue Cross and Blue Shield of Alabama (BCBSAL), a non-profit, independent licensee of the Blue Cross and Blue Shield Association and the largest provider of healthcare benefits in Alabama. He has worked at the insurer for more than 24 years and previously served as the company’s chief operating officer and chief administrative officer.

Turner is President of Regions Bank and Regions Financial Corporation. In April 2018, Regions announced he would become Chief Executive Officer, effective July 2, 2018, when Chairman and Chief Executive Officer Grayson Hall steps down and becomes Executive Chairman.

“Tim is a respected business leader with many years of financial and operations experience in the insurance industry and I am pleased that he has agreed to join the Regions Board of Directors,” said Charles McCrary, Lead Director of the Regions Board.

“I am also pleased to welcome John Turner to the board as he assumes the role of Regions’ Chief Executive Officer,” continued McCrary. “These appointments support our efforts to build sustainable franchise value to benefit Regions’ customers, associates, communities and shareholders.”

Vines is currently Chairman of the Board of Trustees of Samford University and has served on the board since 2011. He also serves on the board of directors for the American Red Cross Alabama Region, the Better Business Bureau serving South and Central Alabama, and the Birmingham Business Alliance. Vines has served as a director of Prime Therapeutics LLC, a pharmacy benefit management company owned jointly by several Blue Cross Blue Shield plans, including BCBSAL, since August 2016. He holds a degree in finance from Auburn University.

In 2011, Turner joined Regions as Regional President of the South Region and was named head of Regions’ Corporate Banking Group in 2014. Before joining Regions, he was named president of Whitney National Bank and Whitney Holding Corporation in 2008 and elected to that bank and holding company boards of directors. He joined Whitney in 1994 after nine years at AmSouth Bank.

Regions is committed to serving the long-term interests of shareholders by maintaining strong governance principles and cultivating an experienced and engaged Board of Directors. The board has adopted comprehensive Corporate Governance Principles to guide its oversight and independent governance. These principles affirm that the board will seek members from diverse professional backgrounds, who combine experience and expertise with a reputation of integrity, to ensure it meets the needs of the company.

With the addition of Vines and Turner, Regions’ 15-member Board consists of 13 independent outside directors.
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About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $123 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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